CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series A	$44,727,740	$2,495.81

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated September 25, 2009

(To the Prospectus dated February 10, 2009 and the Prospectus Supplement dated September 14, 2009)

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-145845

Autocallable Optimization Securities with Contingent

Protection Linked to the Energy Select Sector SPDR® Fund

Tactical Strategy for Flat or Bullish Markets

Barclays Bank PLC $44,727,740 Securities linked to the Energy Select Sector SPDR® Fund due October 1, 2010

Investment Description

Autocallable Optimization Securities with Contingent Protection (the “Securities”) are direct, unconditional, unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the Energy Select Sector SPDR® Fund (the “underlying equity”). The Securities are designed for investors who believe that the price of the underlying equity will increase during the Observation Period. The Securities will be called automatically if the underlying equity closes at or above the Initial Price on any Observation Date. You may lose up to 100% of your principal amount invested if the Securities have not been called and the underlying equity closes below the Trigger Price on the Final Valuation Date. You will receive a positive return on your Securities only if the underlying equity closes at a price equal to or above the Initial Price on any Observation Date, including the Final Valuation Date. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any principal protection, is subject to the creditworthiness of the Issuer.

Features

❑

Tactical Investment Opportunity—If you believe the underlying equity will appreciate in value over the term of the Securities but are unsure about the exact timing or magnitude of the appreciation, the Securities provide a potential opportunity to generate returns based on this market view. The Securities will be automatically called for the principal amount plus an amount based on the Call Return if the closing price of the underlying equity on any Observation Date is equal to or greater than the closing price of the underlying equity on the Trade Date. If the Securities are not called, investors will have downside market exposure to the underlying equity at maturity, subject to the contingent protection feature.

❑

Contingent Protection Feature—If you hold the Securities to maturity, the Securities are not called on the Final Valuation Date and the underlying equity is above or equal to the Trigger Price on the Final Valuation Date, you will receive 100% of your principal, subject to the creditworthiness of the Issuer. If the underlying equity closes below the Trigger Price on the Final Valuation Date, your investment will be fully exposed to the negative Underlying Return.

Key Dates

Trade Date:	September 25, 2009
Settlement Date:	September 30, 2009
Final Valuation Date1:	September 27, 2010
Maturity Date[1]:	October 1, 2010

[1]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Equity Securities—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

Security Offering

This pricing supplement relates to Securities linked to the Energy Select Sector SPDR® Fund. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Equity	Call Return	Initial Price*	Trigger Price	CUSIP	ISIN
Energy Select Sector SPDR® Fund (XLE)	17.50%	$53.55	$40.16 (75% of the Initial Price)	06740H823	US06740H8236

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated February 10, 2009, the prospectus supplement dated September 14, 2009 and this pricing supplement. See “Key Risks” on page PS-7 of this pricing supplement and “Risk Factors” beginning on page S-5 of prospectus supplement for risks related to investing in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Securities. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Securities after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Energy Select Sector SPDR® Fund (XLE)	$44,727,740	100%	$559,096.75	1.25%	$44,168,643.25	98.75%

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated September 14, 2009 relating to our Medium-Term Securities, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

♦	Prospectus supplement dated September 14, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509190954/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Autocallable Optimization Securities with Contingent Protection that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Securities may be suitable for you if:

♦	You believe the underlying equity will not close below the Trigger Price, which is 75% of the Initial Price on the Final Valuation Date.

♦	You believe the underlying equity will close at or above the Initial Price on the specified Observation Dates, including the Final Valuation Date.

♦

You are willing to hold securities that will be called on any Observation Date on which the underlying equity closes at or above the Initial Price, or you are otherwise willing to hold such securities to maturity.

♦	You believe the underlying equity will remain stable for the term of the Securities and will close at or above the Initial Price on the Final Valuation Date.

♦

You are willing to make an investment whose return is limited to the specified Call Return, an annualized return of 17.50%, regardless of the appreciation of the underlying equity, which may be significant.

♦	You are willing to hold the Securities to maturity, a term of 12 months, and are aware that there may be little or no secondary market for the Securities.

♦	You do not seek current income from this investment.

♦	You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the Securities.

♦	You are willing to make an investment where you could lose some or all of your principal.

♦	You seek exposure to energy sector companies.

The Securities may not be suitable for you if:

♦	You believe the underlying equity will close below the Trigger Price, which is 75% of the Initial Price on the Final Valuation Date.

♦	You believe stock prices of energy sector companies comprising the underlying equity will decrease during the Observation Period.

♦	You seek an investment that is 100% principal protected.

♦	You are not willing to make an investment in which you could lose up to 100% of your principal.

♦	You seek an investment whose return is not limited to the specified Call Return, an annualized return of 17.50%, regardless of the appreciation of the underlying equity, which may be significant.

♦	You seek an investment for which there will be an active secondary market.

♦

You are unable or unwilling to hold securities that will be called on any Observation Date on which the underlying equity closes at or above the Initial Price, or you are otherwise unable or unwilling to hold such securities to maturity.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You seek current income from your investment.

♦	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as Issuer of the Securities.

♦	You do not seek exposure to energy sector companies.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” on page 8 and more detailed “Risk Factors” beginning on page S-5 of the prospectus supplement for risks related to an investment in the Securities.

Final Terms1

Issuer:	Barclays Bank PLC (Rated: AA-/Aa3)[2]
Principal Amount per Security:	$10.00 per Security
Term:	12 months, unless called earlier
Underlying Equity:	Energy Select Sector SPDR® Fund (Ticker: XLE) (the “underlying equity”)
Call Feature:	The Securities will be called if the Final Price of the underlying equity on any Observation Date is at or above the Initial Price.
Observation Dates:	Monthly, on or about October 26, 2009, November 23, 2009, December 24, 2009, January 25, 2010, February 22, 2010, March 25, 2010, April 26, 2010, May 24, 2010, June 24, 2010, July 26, 2010, August 25, 2010 and September 27, 2010.[3]
Call Settlement Dates:	Four (4) business days following the applicable Observation Date.
Call Return:	If the Securities are called, you will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date. The Call Price will be based upon the Call Return, an annualized return of 17.50%. The table below is based on the Call Return of 17.50% per annum.

Observation Date[4]	Call Return (17.50% per annum)*	Call Price (per $10.00)*
October 26, 2009	1.4583%	$10.146
November 23, 2009	2.9167%	$10.292
December 24, 2009	4.3750%	$10.438
January 25, 2010	5.8333%	$10.583
February 22, 2010	7.2917%	$10.729
March 25, 2010	8.7500%	$10.875
April 26, 2010	10.2083%	$11.021
May 24, 2010	11.6667%	$11.167
June 24, 2010	13.1250%	$11.313
July 26, 2010	14.5833%	$11.458
August 25, 2010	16.0417%	$11.604
September 27, 2010	17.5000%	$11.750
* Call Return and Call Price amounts have been rounded for ease of analysis.

Payment at Maturity (per Security):

If the Securities are not called and the Final Price is above or equal to the Trigger Price on the Final Valuation Date, you will receive a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.[5]

If the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, you will receive a cash payment on the Maturity Date equal to:

$10.00 x (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying equity declines.
Underlying Return:	Final Price – Initial Price Initial Price
Trigger Price:	$40.16 (75% of the Initial Price)
Observation Period:	The period commencing on (and including) the Trade Date and ending on (and including) the Final Valuation Date.
Initial Price:	$53.55.
Final Price:	The closing price of the underlying equity on the Final Valuation Date.
Closing Price:	On any trading day, the last reported sale price of the underlying equity on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]

The Securities are expected to carry the same rating as the Medium-Term Notes Program, Series A (the “Program”) by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”). The Program is rated AA- by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Securities are linked). As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Securities, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Securities will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. These ratings are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.

[3]

Subject to postponement in the event of a market disruption event as described under “Reference Assets—Equity Securities—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

[4]	In the event that we make any changes to the expected Trade Date and Settlement Date, the Observation Dates may be changed.
[5]	Contingent protection is provided by Barclays Bank PLC and therefore, is dependent on the ability of Barclays Bank PLC to satisfy its obligations when they come due.

Determining Payment upon a Call or at Maturity

Accordingly, you may lose some or all of your principal at maturity, depending on how much the underlying equity declines.

Hypothetical Examples of how the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, based on the following terms (amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term	12 months
Initial Price:	$53.55
Call Return:	17.50% per annum (or 1.4583% per month)
Observation Dates:	Monthly
Trigger Price:	$40.16 (which is 75% of the Initial Price)

Example 1 — Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$58.905 (at or above Initial Price, Securities are called)
Call Price (per $10.00)	$10.146

Since the Securities are called on the first Observation Date, you will receive on the Call Settlement Date a total Call Price of $10.146 per $10.00 principal amount (1.4583% total return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$50.873 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$51.944 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$50.337 (below Initial Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$56.228 (at or above Initial Price, Securities are called)
Call Price (per $10.00)	$11.750

Since the Securities are called on the Final Valuation Date, you will receive on the Call Settlement Date (which coincides with the maturity date in this example) a total Call Price of $11.750 per $10.00 principal amount (17.50% total return on the Securities).

Example 3 — Securities are NOT Called and the Final Price is above the Trigger Price on the Final Valuation Date

Closing Price at first Observation Date:	$50.873 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$51.944 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$50.337 (below Initial Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$53.015 (below Initial Price, but above the Trigger Price, Securities NOT called)
Call Price (per $10.00)	$10.00

At maturity, you will receive a total of $10.00 per $10.00 principal amount (a zero return on the Securities). The Securities are not called during the Observation Period and the Final Price is not below the Trigger Price on the Final Valuation Date.

Example 4 — Securities are NOT Called and the Final Price is below the Trigger Price on the Final Valuation Date

Closing Price at first Observation Date:	$50.873 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$51.944 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$50.337 (below Initial Price and Trigger Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$39.627 (below Initial Price and Trigger Price, Securities NOT called)
Settlement Amount (per $10.00)	$10.00 x [1 + Underlying Return] $10.00 x (1 – 40.00%) $6.00

Since the Securities are not called and the Final Price is below the Trigger Price on the Final Valuation Date, at maturity, you will receive a total of $6.00 per $10.00 principal amount (a 40.00% loss on the Securities).

What are the tax consequences of the Securities?

Some of the tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the underlying equity. Subject to the discussion of Section 1260 below, if your Securities are so treated, you should generally recognize capital gain or loss upon the sale, call or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss would generally be short-term capital gain or loss unless you acquired your Securities on the issue date and receive a payment in respect of your Securities no earlier than the maturity date for your Securities. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect.

Although not entirely clear, it is possible that the purchase and ownership of the Securities could be treated as a “constructive ownership transaction” with respect to the underlying equity that is subject to the rules of Section 1260 of the Internal Revenue Code. Because the Securities have a return profile that differs substantially from the return profile of the underlying equity, we believe it is more likely than not that Section 1260 should not apply at all to your Securities. If your Securities were subject to the constructive ownership rules, however, any long-term capital gain that you realize if your Securities are called at their maturity would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual shares of the underlying equity on the date that you purchased your Securities and sold such shares on the maturity date of the Securities. Because application of the constructive ownership rules is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Securities.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in any of the equities upon which the price of the underlying equity is based. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

You may lose some or all of your principal—The Securities do not guarantee any return of principal at maturity. The return on the Securities depends on the underlying equity closing at or above the Initial Price on an Observation Date. You will lose some or all of your principal if the Securities are not called prior to the Maturity Date and the Final Price is below the Trigger Price on the Final Valuation Date.

♦

The call feature limits your potential return—The appreciation potential of the Securities as of any Observation Date is limited to the applicable Call Price, regardless of the appreciation of the underlying equity, which may be significant. Therefore, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the underlying equity. In addition, since the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. Further, if your Securities are called, you may not be able to reinvest at comparable terms or returns.

♦

Reinvestment Risk—If your Securities are called early, the holding period over which you would receive the per annum return of 17.50% could be as little as one month. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities in a comparable investment with a similar level of risk in the event the Notes are called prior to the Maturity Date.

♦

Contingent principal protection—The Securities provide limited principal protection only if the Final Price is above or equal to the Trigger Price on the Final Valuation Date, and you hold the Securities to maturity.

♦

No interest payments, dividend payments or voting rights—As a holder of the Securities, you will not receive interest payments, and you will not have voting rights, rights to receive cash dividends or other distributions, or any other rights that holders of shares of the Fund or the component stocks of the Underlying Index would have.

♦

There may be little or no secondary market for the Securities—The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.

♦

Owning the Securities is not the same as owning the underlying equity—The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distribution over the life of the Securities.

♦

Credit of Issuer—The Securities are senior unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any contingent protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the principal protection or any other amounts owed to you under the terms of the Securities.

♦

Price prior to maturity—The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of Barclays Bank PLC.

♦

Certain built-in costs are likely to adversely affect the value of the Securities prior to maturity—While the payment at maturity for the offered Securities described in this pricing supplement is based on the full principal amount of the Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Barclays Bank PLC or its affiliates will be willing to purchase the Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity.

♦

Dealer incentives—We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $ 0.125 per Security to the principals, agents and dealers in connection with the distribution of the Securities.

♦

Single ETF risk—The price of the underlying equity can rise or fall sharply due to factors specific to the underlying equity, such as volatility, earnings, financial conditions, corporate, industry and regulatory developments, and other events affecting the companies whose common shares make up the components of the underlying equity, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

♦

There is a high probability that the Securities will be called or that the underlying equity will fall below the Trigger Price—Since its inception, the underlying equity has experienced significant volatility. As a result, there is a high probability that your Securities will be called before the Maturity Date, limiting your appreciation potential. In addition, there is a high probability that the underlying equity will close below the Trigger Price on the Final Valuation Date, eliminating the contingent principal protection feature and exposing you to the loss of some or all of your principal investment if the Underlying Return is negative.

♦

Antidilution adjustments—For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the amount payable at maturity. However, the calculation agent will not make such adjustments in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this pricing supplement or the prospectus as necessary to achieve an equitable result.

♦

Potential Barclays Bank PLC impact on market price of underlying equity—Trading or transactions by Barclays Bank PLC or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, the underlying index or the equity securities comprising the underlying index, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.

♦

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦

Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates—Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

♦

Uncertain tax treatment—The federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until the Securities are called or mature and whether all or part of the gain you may recognize upon sale, call or maturity of an instrument such as the Securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

♦

Your Investment is concentrated in the energy sector—All of the securities included in the underlying equity are issued by companies whose primary line of business are directly associated with the energy sector. Energy companies in the underlying equity develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the underlying equity’s performance.

♦

The underlying equity may underperform the Energy Select Sector Index (the “underlying index”)—The performance of the underlying equity may not replicate the performance of, and may underperform the underlying index. Unlike the underlying index, the underlying equity will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the underlying equity may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the underlying index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the underlying equity, differences in trading hours between the underlying equity and the underlying index or due to other circumstances. Because the return on the Securities is linked to the performance of the underlying equity and not the underlying index, the return on the Securities may be less than that of an alternative investment linked directly to the underlying index.

♦

Certain features of exchange-traded funds will impact the value of the Securities—The performance of the underlying equity does not fully replicate the performance of the underlying index. The underlying equity may not fully replicate the underlying index, and may hold securities not included in such underlying index. The value of the underlying equity to which your Securities are linked is subject to:

•	Management risk. This is the risk that the investment strategy of SSgA Funds Management, Inc. for the underlying equity, the implementation of which is subject to a number of constraints, may not produce the intended results. In addition, the underlying equity is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the underlying equity, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the applicable underlying index by investing in a portfolio of securities that generally replicate that underlying index. Therefore, unless a specific security is removed from the underlying index, the underlying equity generally would not sell a security because the security’s issuer was in financial trouble.

•	Derivatives risk. The underlying equity may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the underlying equity’s losses, and, as a consequence, the losses of your Securities, may be greater than if the underlying equity invested only in conventional securities.

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Fluctuation of NAV—The net asset value (the “NAV”) of the shares of an ETF may fluctuate with changes in the market value of the ETF securities holdings. The market prices of the shares of the ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of one share of an ETF may differ from its NAV per share; shares of an ETF may trade at, above or below their NAV per share.

Information about the Underlying Equity

Included in the following pages is a brief description of the underlying issuer of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. Partial data is provided for the third calendar quarter of 2009. We obtained the closing price information set forth below from Bloomberg, L.P. without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying equity with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Energy Select Sector SPDR® Fund (XLE)

We have derived all information contained in this pricing supplement regarding the Energy Select Sector SPDR® Fund (the “XLE Fund”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by SSgA Funds Management, Inc. (“SSFM”). We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. The XLE Fund is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor of the XLE Fund. SSFM is a registered investment company that consists of numerous separate investment portfolios, including the XLE Fund. The XLE Fund is an exchange-traded fund that trades on NYSE Arca under the ticker symbol “XLE”.

Information provided to or filed with the SEC by the XLE Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 811-08837, through the SEC’s website at http://www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of such information. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information. As a prospective purchaser of the Securities, you should undertake an independent investigation of the XLE Fund as in your judgment is appropriate to make an informed decision with respect to an investment in the XLE Fund shares.

The XLE Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of its underlying index, the Energy Select Sector Index. The Energy Select Sector Index is intended to track the movements of companies that are components of the S&P 500 Index and from the following industries: oil, gas and consumable fuels and energy equipment and services.

The XLE Fund utilizes an “indexing” investment approach to attempt to approximate the performance of the underlying index. The XLE Fund will generally invest in all of the securities which comprise the underlying index and will normally invest at least 95% of its total assets in common stocks that comprise the underlying index.

Historical Information

The following table sets forth the quarterly high and low closing prices for the XLE Fund, based on daily closing prices on the NYSE Arca, as reported by Bloomberg L.P. The closing price of the XLE Fund on September 25, 2009 was $53.55. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin		Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/6/2004	*	3/31/2004		$30.20	$27.60	$29.34
4/1/2004		6/30/2004		$31.92	$28.91	$31.48
7/1/2004		9/30/2004		$35.15	$30.60	$34.95
10/1/2004		12/31/2004		$37.65	$34.39	$36.23
1/3/2005		3/31/2005		$44.93	$34.66	$42.85
4/1/2005		6/30/2005		$45.87	$38.66	$44.45
7/1/2005		9/30/2005		$54.49	$45.17	$53.69
10/3/2005		12/30/2005		$53.54	$45.60	$50.31
1/3/2006		3/31/2006		$57.95	$51.19	$54.37
4/3/2006		6/30/2006		$59.82	$50.16	$56.73
7/3/2006		9/26/2006		$58.81	$50.88	$53.45
10/2/2006		12/29/2006		$61.85	$51.00	$58.74
1/3/2007		3/30/2007		$61.00	$54.05	$60.24
4/2/2007		6/29/2007		$71.10	$60.87	$69.05
7/2/2007		9/28/2007		$75.70	$65.05	$74.94
10/1/2007		12/31/2007		$80.40	$71.16	$79.22
1/2/2008		3/31/2008		$80.40	$67.27	$73.80
4/1/2008		6/30/2008		$90.25	$75.10	$88.36
7/1/2008		9/30/2008		$88.97	$61.65	$63.77
10/1/2008		12/31/2008		$62.36	$40.00	$47.84
1/2/2009		3/31/2009		$51.95	$38.12	$42.46
4/1/2009		6/30/2009		$53.95	$43.36	$48.07
7/1/2009		9/25/2009	**	$55.89	$44.52	$53.55

*	The XLE Fund launched on December 16, 1998.

**	As of the date of this pricing supplement, available information for the third calendar quarter of 2009 includes data for the period from July 1, 2009 through September 25, 2009. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2009.

The graph below illustrates the performance of the XLE Fund from January 6, 2004 to September 25, 2009, based on an Initial Price of $53.55, which was the closing price of the XLE Fund on September 25, 2009, and a Trigger Price of $40.16 (equal to 75% of the Initial Price).

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Energy Select Sector Index

Description of the Energy Select Sector Index

All information in this pricing supplement regarding the Energy Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) or NYSE Arca. We have not independently verified such information. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the Energy Select Sector Index is not an indication of future performance. Future performance of the Energy Select Sector Index may differ significantly from historical performance, either positively or negatively.

The Energy Select Sector Index is a modified market capitalization-based index, intended to provide an indication of the pattern of common stock price movements of companies that are components of the S&P 500® Index and are involved in the development or production of energy products. Companies in the Energy Select Sector Index include develop and produce crude oil and natural gas and provide drilling and other energy related services as well as airlines, marine, road and rail and transportation infrastructure companies.

The stocks included in the Energy Select Sector Index are selected by Merrill Lynch (the “Index Compilation Agent”) in consultation with Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc., from the universe of companies represented by the S&P 500® Index. The composition and weighting of the stocks included in the Energy Select Sector Index will likely differ from the composition and weighting of stocks included in any similar S&P 500 sector index that is published and disseminated by S&P. The NYSE Arca acts as the “Index Calculation Agent” in connection with the calculation and dissemination of the Energy Select Sector Index. S&P’s only relationship to the Index Compilation Agent is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to the Index Compilation Agent or any Select Sector SPDR Fund.

Holdings Information

As of December 31, 2008, the Energy Select Sector Index included 40 component stocks. The index’s three largest holdings are Exxon Mobil Corporation, Chevron Corporation and Schlumberger Ltd. The following table summarizes the top ten holdings in individual securities in the Energy Select Sector Index as of September 1, 2009.

Company	Percentage of Total Holdings
Exxon Mobil Corp.	21.59%
Chevron Corp.	13.44%
Schlumberger Ltd.	6.57%
Occidental Petroleum Corp.	4.90%
Conocophillips	4.63%
Apache Corp.	3.09%
Anadarko Petroleum Corp.	2.94%
Devon Energy Corp.	2.94%
XTO Energy Inc.	2.46%
Halliburton Co.	2.42%

The information above was compiled from www.sectorspdr.com. We make no representation or warranty as to the accuracy of the information above. The information on www.sectorspdr.com is not, and should not be considered, incorporated by reference herein.

Calculation Methodology

The Energy Select Sector Index is calculated using a base-weighted aggregate methodology; that means the level of the Energy Select Sector Index reflects the total market value of all of its component stocks relative to a particular base period. Total market value of a company is determined by multiplying the price of the stock by the number of common shares outstanding. An indexed number is used to represent the results of the aggregate market value calculation in order to make the value easier to work with and track over time.

The daily calculation of the Energy Select Sector Index is computed by dividing the total market value of the companies in the Energy Select Sector Index by a number called the Index Divisor (the “Index Divisor”). By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the Energy Select Sector Index, it is the only link to the original base period value of the Energy Select Sector Index. The Index Divisor keeps the Energy Select Sector Index comparable over time and adjustments to the Index Divisor ensure that there are no changes in the underlying index level as a result of non-market forces (corporate actions, replacements of stocks in a Energy Select Sector Index, weighting changes, etc.).

Four times a year on a Friday close to the end of each calendar quarter, the share totals of the companies in the S&P 500® Index are updated by S&P. This information is utilized to update the share totals of companies in the Energy Select Sector Index. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the market value of the Energy Select Sector Index.

S&P will advise the Index Calculation Agent regarding the handling of non-routine corporate actions which may arise from time to time and which may have an impact on the calculation of the S&P 500® Index and, consequently, on the calculation of the Energy Select Sector Index corporate actions such as a merger or acquisition, stock splits, routine spin-offs, etc., which require adjustments in the Energy Select Sector Index calculation, will be handled by the NYSE Arca and Index Divisor adjustments, calculated when necessary, are handled by S&P in its maintenance of the S&P 500® Index. In the event a merger or acquisition changes the relative importance of a company’s participation in two or more sectors in a major way, the Select Sector Index assignment of the stock may change. In any event, a new Index Divisor for affected Select Sector Indices will be disseminated promptly by the Index Calculation Agent.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Securities. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.